Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-211626

SQN Asset Income Fund V, L.P.

SUPPLEMENT NO. 1

DATED AUGUST 3, 2018

TO PROSPECTUS DATED

April 13, 2018

Summary

SQN Asset Income Fund V, L.P. (the “Partnership) is providing you with this Supplement No. 1, dated August 3, 2018, to update the prospectus dated April 13, 2018 (the “Prospectus”). The information in this Supplement No. 1 supplements, modifies and supersedes some of the information contained in the Prospectus. This Supplement No. 1 forms a part of, and must be accompanied or preceded by the Prospectus.

The primary purposes of this Supplement No. 1 are to:

●	Disclose that the Partnership’s general partner, SQN AIF V GP, LLC (the “General Partner”), pursuant to the terms of the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated September 1, 2017, has extended the offering period under the Prospectus (the “Offering Period”) for an additional 12 months; and

●	Revise information in the Prospectus relating to the extension of the Partnership’s Offering Period, and clarify the definition of Affiliated Program.

GENERAL

The General Partner has extended the Offering Period for an additional 12 months pursuant to the terms of the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated September 1, 2017.

All references in the Prospectus to an offering period ending on the earlier of (i) August 11, 2018 or the later date to which the offering period is extended by our General Partner, from time to time, in its sole discretion (up to an additional 12 months), or (ii) the date that we have raised $250,000,000 are hereby restated to refer instead to an offering period ending on the earlier of August 11, 2019 or the date that we have raised $250,000,000.

Without limiting the changes contemplated in the immediately preceding paragraph, the Prospectus is hereby revised as follows:

COVER PAGE

The last sentence of the final paragraph of the cover page is deleted in its entirety and replaced with the following:

“This offering will not extend beyond August 11, 2019.”

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The first sentence of the second paragraph of Answer A-1 on page x of the Prospectus is deleted in its entirety and replaced with the following:

“We will offer our units and raise funds on a continuous basis until the earlier of (i) August 11, 2019, or (ii) the date that we have raised $250,000,000.”

The last sentence of the second paragraph of Answer A-7 on page xii of the Prospectus is deleted in its entirety and replaced with the following:

“We will continue to hold regular closings to admit new investors until the earlier of (i) August 11, 2019, or (ii) the date that we have raised $250,000,000.”

PROSPECTUS SUMMARY

Under the Section captioned “SQN Asset Income Fund V, L.P.” on page 1 of the Prospectus, the bullet point with the caption “Offering Period” is deleted in its entirety and replaced with the following:

“●       Offering Period. We will raise money from investors during this period which we expect will last until August 11, 2019. Our initial closing occurred after we raised $1,200,000 (excluding cash subscriptions, if any, from our General Partner or its affiliates and from residents of Pennsylvania). We will continue to hold regular closings to admit new investors until the earlier of (i) August 11, 2019, or (ii) the date that we have raised $250,000,000.”

Under the Section captioned “The Offering”, the subsection entitled “Offering Period” on page 5 of the Prospectus is deleted in its entirety and replaced with the following:

“Offering Period       The earlier of (i) August 11, 2019, or (ii) the date that we have raised $250,000,000. As state securities registrations are generally approved in one year increments, we will only be permitted to continue to offer limited partner interests after August 11, 2018 in those states in which we successfully renew our state securities registrations.”

RISK FACTORS

Under the risk factor captioned “Since there is no public market for our units, an investment in our units is considered illiquid. You should be prepared to hold your units for the duration of the Fund, which is anticipated to be approximately six to eight years after October 3, 2016, the date of the initial closing of this offering, but may be longer” on page 15 of the Prospectus, the first bullet point is deleted in its entirety and replaced with the following:

“●       an Offering Period of up to three years;”

INCOME LOSSES AND DISTRIBUTIONS

The first sentence under the subsection “Return of Unused Capital” on page 54 of the Prospectus is deleted in its entirety and replaced with the following:

“We will return to you and our other partners, without interest and on a pro rata basis, any net subscription proceeds that we do not commit for investment, except as necessary for operating capital, within three years after the beginning of this offering.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The second sentence of the sixth paragraph under the subsection captioned “Overview” on page 76 of the Prospectus is deleted in its entirety and replaced with the following:

“The Offering Period will expire on the earlier of raising $250,000,000 in limited partner contributions (25,000,000 units at $10 per unit) or August 11, 2019, which is three years from the date our registration statement was declared effective by the SEC.”

The first sentence under the subsection captioned “Business Overview” on page 81 of the Prospectus is deleted in its entirety and replaced with the following:

“Our Offering period commenced on August 11, 2016 and will last until the earlier of (i) August 11, 2019, which is three years from the commencement of our Offering Period, or (ii) the date that we have raised $250,000,000.”

PLAN OF DISTRIBUTION

The third paragraph under the Section captioned “Plan of Distribution” on page 94 of the Prospectus is deleted in its entirety and replaced with the following:

“Our Offering Period began on August 11, 2016 and will terminate no later than August 11, 2019. We may terminate the Offering Period at our option at any time.”

The eighth paragraph under the subsection captioned “Compensation of the Selling Agent” under the Section captioned “Plan of Distribution” on page 95 of the Prospectus is deleted in its entirety and replaced with the following:

“We estimate that expenses payable by us in connection with this offering, other than Underwriting Fees and Sales Commissions referred to above, will be approximately $3,750,000, assuming a maximum of 25,000,000 units ($250,000,000) being offered are sold and the offering continues for three years.”

THE OFFERING

Under the caption “Terms of this Offering and the Offering Period” on page 97 of the Prospectus, the fourth paragraph is deleted in its entirety and replaced with the following:

“This offering will end not later than August 11, 2019. Some states or jurisdictions may require renewal, requalification or other consents in order for us to continue this offering after August 11, 2018.”

GLOSSARY

Item 2 under the Section captioned “Glossary” on page 100 of the Prospectus is deleted in its entirety and replaced with the following:

“(2)       “Affiliated Program” means any Program formed by our General Partner or any Affiliate of our General Partner or in which our General Partner or any of its Affiliates has an interest.”

Item 27 under the Section captioned “Glossary” on page 102 of the Prospectus is deleted in its entirety and replaced with the following:

“(26)       “Offering Termination Date” means the earliest of:

(i) the date on which the Maximum Offering has been sold;

(ii) three years after the Effective Date (subject, as to a particular jurisdiction, to the renewal, requalification or consent of the Administrator requiring the renewal, requalification or consent of the Offering with respect to the extension of the Offering Period beyond one year following the Effective Date in such Administrator’s jurisdiction); or

(iii) any earlier date after the Effective Date as may be determined by our General Partner in its sole discretion.”

OUTSIDE BACK COVER PAGE

The fifth sentence of the last paragraph of the outside back cover page of the Prospectus is deleted in its entirety and replaced with the following:

“Until August 11, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.”

APPENDIX A

On July 30, 2018, the Partnership’s General Partner adopted Amendment No. 1 to the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated September 1, 2017, a copy of which is attached hereto as Annex A. The attached Annex A amends, and is hereby included with, Appendix A to the Prospectus.

Annex A

SQN ASSET INCOME FUND V, L.P.

Amendment No. 1

to

Second Amended and Restated Agreement of Limited Partnership

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

THIS AMENDMENT NO. 1 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of SQN Asset Income Fund V, L.P. (the “Partnership Agreement”), is effective as of July 30, 2018. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Partnership Agreement as amended hereby.

RECITAL

WHEREAS, the General Partner, under authority granted to the General Partner pursuant to the Partnership Agreement, desires to extend the Partnership’s maximum offering period to three (3) years after the Effective Date, and desires to memorialize such extension, and to clarify the definition of Affiliated Programs in the Partnership Agreement, by this Amendment.

AMENDMENT

NOW THEREFORE, the undersigned hereby amends the Partnership Agreement as follows.

1.	Section 1.1(9) of the Partnership Agreement is amended and restated to read in its entirety as follows:

“(9)       “Affiliated Program” means any Program formed by the General Partner or any Affiliate of the General Partner or in which the General Partner or any of its Affiliates has an interest.”

2.	Section 1.1(76) of the Partnership Agreement is amended and restated to read in its entirety as follows:

“(76)       “Offering Termination Date” means the earliest of:

(i)       the date on which the Maximum Offering has been sold;

(ii)       three years after the Effective Date (subject, as to a particular jurisdiction, to the renewal, requalification or consent of the Administrator requiring the renewal, requalification or consent of the Offering with respect to the extension of the Offering Period beyond one year following the Effective Date in such Administrator’s jurisdiction); or

(iii)       any earlier date after the Effective Date as may be determined by the General Partner in its sole discretion.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of this 30th day of July, 2018.

GENERAL PARTNER:

SQN AIF V GP, LLC

By:	/s/ CLAUDINE AQUILLON
Name:	Claudine Aquillon
Its:	Chief Executive Officer